Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Tremont Mortgage Trust Amended and Restated 2017 Equity Compensation Plan of our report dated February 19, 2020, with respect to the consolidated financial statements and schedule of Tremont Mortgage Trust included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 27, 2021